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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

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                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934




Date of report (Date of earliest event reported) NOVEMBER 12, 2002
                                                (NOVEMBER 1, 2002)


                           VITALSTREAM HOLDINGS, INC.
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               (Exact Name of Registrant as Specified in Charter)


         NEVADA                         0-17020                    87-0429944
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(State or Other Jurisdiction        (Commission File            (IRS Employer
     of Incorporation)                   Number)             Identification No.)


ONE JENNER, SUITE 100, IRVINE, CALIFORNIA                                92618
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(Address of Principal Executive Offices)                              (Zip Code)


Registrant's telephone number, including area code (949) 743-2000


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          (Former Name or Former Address, if Changed Since Last Report)

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ITEM 5. OTHER EVENTS.

PROPOSED EPOCH ACQUISITION

     On November 1, 2002, VitalStream Holdings, Inc. ("VHI") and VitalStream Broadcasting Corporation ("Broadcasting"), a newly-formed wholly-owned subsidiary of VHI, entered into an Asset Purchase Agreement (the "Epoch Purchase Agreement") with Epoch Networks, Inc. and Epoch Hosting, Inc. (collectively, "Epoch"), pursuant to which Broadcasting has agreed to acquire the hosting and colocation business of Epoch, related equipment and a leasehold interest in a Los Angeles data center in exchange for $250,000 in cash and a number of shares of common stock of VHI constituting 16.5% of the outstanding shares of common stock of VHI on the closing date, subject to adjustment to avoid dilution from shares of common stock of VHI that may be issued to former VitalStream shareholders under the contingent share provisions of the Agreement and Plan of Merger (the "VitalStream Merger Agreement") with VitalStream, Inc. regarding the merger of VitalStream, Inc. with a wholly-owned subsidiary of VHI. During the months preceding the signing of the Epoch Purchase Agreement, the hosting and colocation businesses of Epoch generated revenues of approximately $240,000 per month ($2,880,000 on an annual basis). VHI believes that it can retain substantially all of the Epoch customers following the acquisition and hopes to be able to further increase revenues by marketing VHI's other products and services to the customers acquired from Epoch.

     The acquisition of the hosting and colocation businesses of Epoch pursuant to the Epoch Purchase Agreement is expected to be consummated during the fourth quarter of 2002. As of the date of this report, the 16.5% of outstanding common stock issuable under the Epoch Purchase Agreement represents approximately 4,833,690 shares of VHI common stock.

PROPOSED DOLPHIN INVESTMENT

     On November 1, 2002, simultaneous with its execution of the Epoch Purchase Agreement, VHI entered into a Note and Warrant Purchase Agreement (the "Note Purchase Agreement") with Dolphin Communications Fund II, L.P. and Dolphin Parallel Fund II (Netherlands), L.P. (collectively, "Dolphin") pursuant to which Dolphin has agreed to invest $1.1 million dollars in VHI in exchange for Convertible Promissory Notes (the "Dolphin Notes") with an aggregate principal amount of $1.1 million and warrants to purchase common stock of VHI (the "Dolphin Warrants"). Dolphin indirectly owns an approximately 95% equity interest in Epoch. The Dolphin Notes bear interest at the rate of 10% per annum, require quarterly payment of accrued interest and are due and payable in full on the three-year anniversary of the issue date. The Dolphin Notes are convertible into a number of shares of common stock of VHI constituting 13.2% of the outstanding shares of common stock of VHI on the closing date of the Epoch acquisition following the consummation of the Epoch acquisition, subject to adjustment to avoid dilution from shares of common stock of VHI that may be issued to former VitalStream shareholders under the contingent share provisions of the VitalStream Merger Agreement and that may be issued to Epoch pursuant to the Epoch Purchase Agreement. The Dolphin Warrants permit the holder to purchase up to an aggregate of 2.38% of the outstanding common stock of VHI as of the close of the Epoch acquisition, subject to adjustment on the same terms as the Dolphin Note, at an exercise price of $.3432 per share during a three-year term. In addition, VHI has agreed to pay Dolphin a financing fee in shares of VHI common stock with a fair market value of $25,000 and to pay attorneys fees of $42,500. As of the date of this report, assuming consummation of the Epoch acquisition, the Dolphin Note is convertible into 4,455,014 shares of VHI common stock and the Dolphin Warrant is exercisable for 801,902 shares of VHI common stock.

     In connection with the Note Purchase Agreement, we entered into a Registration Agreement under which we agreed to register the re-sale of any shares issued to Dolphin pursuant to the conversion of the notes or upon the exercise of the warrants. Pursuant to an investor rights agreement, we granted Dolphin Equity Partners a preemptive right on future issuances of preferred equity securities, which would allow Dolphin to maintain its ownership percentage at the same level after the issuance of such preferred equity securities and, together with certain shareholders, agreed to appoint or elect a Dolphin appointee to VitalStream's board of directors.

     The funding, purchase and sale of the Dolphin Note and Warrant is expected to take place in two separate closings. The first closing, with respect to $409,000 in Dolphin Notes, is expected to occur on or about November
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14, 2002. The second closing, if it occurs, will occur simultaneously with the consummation of the transaction contemplated by the Epoch Purchase Agreement.

FORWARD LOOKING STATEMENTS AND RELATED RISKS

     Statements contained in this Form 8-K that are not purely historical are forward-looking statements. Such statements can be identified by the use of the forward-looking words "anticipate," "estimate," "project," "likely," "believe," "intend," "expect," or similar words. These statements discuss future expectations, contain projections regarding future developments, operations, or financial conditions, or state other forward-looking information. When considering such forward-looking statements, you should keep in mind the critical factors noted in the following section and other cautionary statements throughout this Form 8-K and our other filings with the SEC. You should also keep in mind that all forward-looking statements are based on management's existing beliefs about present and future events outside of management's control and on assumptions that may prove to be incorrect. If one or more risks identified in this prospectus or any applicable filings materializes, or any other underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, estimated, projected, or intended.

     Among the key factors that may have a direct bearing on our operating results are the following risks and uncertainties:

THE EPOCH AND DOLPHIN TRANSACTIONS MAY NOT BE CONSUMMATED;

     We can provide no assurance that the Epoch and Dolphin transactions will be consummated. Although the Epoch Purchase Agreement and Note Purchase Agreement are definitive, binding agreements, each document contains various conditions precedent to the obligation of each party to close and provides that either party may terminate the agreement if all related transactions have not been consummated by December 15, 2002.

     The failure of the Company to consummate both the Epoch acquisition and the Dolphin financing may have various adverse effects, including the following:

     o We would be unable to recover, and may not have enough cash to pay, expenses that we have incurred in connection with our negotiation of the transactions and related due diligence;

     o We may be unable to continue operations in accordance with our current business plan without additional financing, which may not be available on reasonable terms, or at all;

     o Our ability to find investors for future financing transactions and targets for future acquisition transactions may be limited because of concerns about our ability to close;

     o    Employee morale, and our ability to retain employees, may be damaged;

     o We may incur additional legal fees and other costs associated with the termination of the Epoch Purchase Agreement and Note Purchase Agreement and possible related litigation; and

     o If the initial closing on the Note Purchase Agreement has occurred (but the subsequent closing does not occur because of the failure of the Epoch acquisition to close), Dolphin would have received all of the Dolphin Warrants, investor rights, registration rights, restrictive covenants and related benefits in connection with the purchase of only $409,000 in Dolphin Notes.

THERE ARE NUMEROUS RISKS ASSOCIATED WITH CONSUMMATION OF THE EPOCH ACQUISITION;

     If the Epoch acquisition is consummated, we would acquire certain assets and customers associated with the hosting and colocation business of Epoch in exchange for the issuance of VHI common stock. The consummation of such transaction involves, among other risks, the following risks:
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     o    DILUTION: Under the Epoch Purchase Agreement, we have agreed to issue to Epoch 16.5% of the outstanding shares of common stock of VHI on the closing date, subject to adjustment to avoid dilution from shares of common stock of VHI that may be issued to former VitalStream shareholders under the contingent share provisions of the VitalStream Merger Agreement. As of the date of this report, the 16.5% of outstanding common stock issuable under the Epoch Purchase Agreement represented approximately 4,833,690 shares of VHI common stock. If the VitalStream shareholders receive all shares issuable under the contingent share provisions of the VitalStream Merger Agreement (and assuming that 30% of the revenues used to reach certain earnout targets are from Epoch customers), the number of shares issuable to Epoch under the Epoch Purchase Agreement would increase to 7,955,267 shares of VHI common stock.

     o KNOWN AND UNKNOWN LIABILITIES: Although we have agreed to assume only specified liabilities of Epoch, as a result of our acquiring substantially all of the asset of Epoch, we may be compelled (under equitable doctrines or for other reasons) to assume various unknown liabilities of Epoch or liabilities that we did not expressly agree to assume, including various tax, environmental, and retirement plan liabilities.

     o RETENTION OF CUSTOMERS: The primary "asset" we expect to receive from Epoch is the recurring revenue from its existing hosting and colocation customers. Most of the customer agreements we are assuming are terminable by the customer with little advanced notice. Numerous customers may terminate their use of our services in connection with the Epoch acquisition. If such customers do terminate, we would have little or no recourse against such customers or Epoch.

THERE ARE NUMEROUS RISKS ASSOCIATED WITH CONSUMMATION OF THE DOLPHIN FINANCING;

     If the Dolphin financing is consummated in full, we would issue $1.1 million in Dolphin Notes and the Dolphin Warrants to Dolphin, sign an investor rights and registration agreement and take certain other actions in exchange for $1.1 million in cash. The consummation of such transaction involves, among other risks, the following risks:

     o DILUTION: The Dolphin Notes are convertible into 13.2% of the outstanding shares of common stock of VHI on the closing date of the Epoch acquisition following the consummation of the Epoch acquisition, subject to adjustment to avoid dilution from shares of common stock of VHI that may be issued to former VitalStream shareholders under the contingent share provisions of the VitalStream Merger Agreement and that may be issued to Epoch pursuant to the Epoch Purchase Agreement. The Dolphin Warrants permit the holder to purchase up to an aggregate of 2.38% of the outstanding common stock of VHI as of immediately after the close of the Epoch acquisition, subject to adjustment on the same terms as the Dolphin Note, at an exercise price of $.3432 per share during a three-year term. As of the date of this report, assuming consummation of the Epoch acquisition, the Dolphin Note is convertible into 4,455,014 shares of VHI common stock and the Dolphin Warrant is exercisable for 801,902 shares of VHI common stock. If the VitalStream shareholders receive all shares issuable under the contingent share provisions of the VitalStream Merger Agreement (and assuming that 30% of the revenues used to reach certain earnout targets are from Epoch customers), the number of shares issuable to the holders of the Dolphin Notes would increase to 6,873,576 shares of VHI common stock, and the number of shares subject to the Dolphin warrants would increase to 1,237,244 shares of VHI common stock.

     o RESTRICTIVE COVENANTS: The Note Purchase Agreement contains various restrictive covenants limiting the ability of VHI to engage in significant financing, acquisition, disposition, and other transactions without the consent of the holders of the Dolphin Notes. Such restrictive covenants may limit our ability to expand in accordance with our business plans and may be used by the holders of the Dolphin Notes to obtain special concessions from the Company.


ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.

(c)  Exhibits.
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     4.1  Form of Warrant

     4.2  Form of Convertible Note

     10.1 Asset Purchase Agreement dated as of November 1, 2002 among VitalStream Holdings, Inc.; VitalStream Broadcasting Corporation; Epoch Networks, Inc.; and Epoch Hosting, Inc.

     10.2 Convertible Note and Warrant Purchase Agreement dated as of November 1, 2002 among VitalStream Holdings, Inc. and purchasers referred to therein

     10.3 Form of Investor Rights Agreement

     10.4 Form of Registration Agreement

     99.1 Press release dated November 4, 2002 (Epoch)

     99.2 Press release dated November 4, 2002 (Dolphin)

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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on our behalf by the undersigned thereunto duly authorized.


                                        SENSAR CORPORATION


                                        /s/ Philip N. Kaplan
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                                        Philip N. Kaplan
                                        Chief Operating Officer



                                        /s/ Kevin D. Herzog
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                                        Kevin D. Herzog
                                        Chief Financial Officer


Date: November 12, 2002